Exhibit 99.1

SPAR Group Reports 2008 First Quarter Financial Results

TARRYTOWN, N.Y., May 1, 2008 (PRIME NEWSWIRE) -- SPAR Group, Inc. (Nasdaq:SGRP) today reported improved financial results for the first quarter ended March 31, 2008.

Net revenues for the 2008 first quarter rose 13% to $17.5 million from $15.4 million a year ago. The company’s net loss narrowed to $250,000, equal to $0.01 per share, for the 2008 first quarter, from a net loss of $509,000, or $0.03 per share, last year. Selling, general and administrative expenses for the 2008 first quarter decreased to $4.7 million from $5.0 million a year ago.

“The improved first quarter results reflect solid growth from our international operations, which posted net profits for the first time since 2005, as well as management’s efforts to control expenses,” said Gary Raymond, SPAR Group’s president and chief executive officer. “Economic conditions in the United States continue to impact our domestic operations, but we are actively concentrating on programs to grow revenues, and provide solutions to our existing and prospective clients as they seek ways to enhance their operations.”

SPAR reported that international revenue for the 2008 first quarter rose 43% to $10.0 million from $7.0 million last year. The division posted net income of $69,000, compared with a net loss of $118,000 for the 2007 first quarter.

Revenue in the U.S. for the 2008 first quarter amounted to $7.5 million, compared with $8.4 million a year ago. Net loss attributable to the company’s U.S. operations amounted to $319,000 for the 2008 first quarter, compared with a net loss of $391,000 last year.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the continued efforts to grow domestic revenues and curtail costs. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Net revenues	$17,454	$15,413
Cost of revenues	12,484	10,498
Gross profit	4,970	4,915

Selling, general and administrative expenses	4,658	5,005
Depreciation and amortization	208	197
Operating income (loss)	104	(287)

Interest expense	81	89
Other expense	43	21
Loss before provision for income taxes and minorityinterest	(20)	(397)
Provision for income taxes	164	67
Loss before minority interest	(184)	(464)
Minority interest	66	45
Net loss	$(250)	$(509)

Basic/diluted net loss per common share:

Net loss - basic/diluted	$(0.01)	$(0.03)

Weighted average common shares – basic	19,129	18,934

Weighted average common shares – diluted	19,129	18,934

Note: Certain reclassifications have been made to the prior period financials to conform to the current period presentation.

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,409	$1,246
Accounts receivable, net	12,991	13,748
Prepaid expenses and other current assets	1,177	975
Total current assets	16,577	15,969

Property and equipment, net	1,466	1,528
Goodwill	798	798
Other assets	1,679	1,648
Total assets	$20,520	$19,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,654	$3,631
Accrued expenses and other current liabilities	4,735	3,981
Accrued expenses due to affiliates	1,808	2,107
Customer deposits	747	580
Lines of credit	5,055	6,119
Total current liabilities	16,999	16,418

Other long-term liabilities	266	299
Minority Interest	741	676
Total liabilities	18,006	17,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-
89,286 - March 31, 2008	1	—
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
19,129,177 - March 31, 2008
19,089,177 - December 31, 2007	191	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,198	11,982
Accumulated other comprehensive loss	(46)	(43)
Accumulated deficit	(9,829)	(9,579)

Total stockholders’ equity	2,514	2,550
	$20,520	$19,943

CONTACT:	SPAR Group, Inc.
James R. Segreto, Chief Financial Officer
(914) 332-4100

PondelWilkinson Inc.
Roger S. Pondel
(310) 279-5980